Yield10 Bioscience Appoints Agriculture Industry Veteran Sherri M. Brown, Ph.D.,
to Board of Directors

WOBURN, Mass. – February 13, 2020 – Yield10 Bioscience, Inc. (Nasdaq:YTEN) today announced that Sherri M. Brown, Ph.D. was appointed to the Company’s Board of Directors effective February 11, 2020. In connection with her appointment, Dr. Brown will serve as chair of a newly formed Science and Technology Committee of the Board. Dr. Brown previously served as a Special Commercial and Technical Advisor to the Company.

“We are delighted that Sherri is expanding her role with Yield10 by serving on our Board of Directors,” said Oliver Peoples, Ph.D., president and chief executive officer of Yield10. “Her extensive experience in the agriculture industry including her deep knowledge in plant science, the assessment of yield traits in the field, global business management experience, and knowledge of the commercial landscape will continue to provide our team with invaluable strategic insights and guidance as we build Yield10.”

“Since joining Yield10 as a Commercial and Technical Advisor, I have witnessed significant progression of the Company’s GRAIN technology platform, an exciting new approach for identifying gene targets for novel crop traits,” said Dr. Brown. “The Company is using its Camelina platform to determine field performance for its novel yield traits as a basis for establishing collaborations with leading seed companies to evaluate these traits in major crops. In addition, Yield10 has developed traits to improve the value of Camelina as a crop for producing high value oils for food and feed, and low cost PHA biomaterials for industrial markets. I am excited about the Camelina system and its potential to provide additional opportunities and revenue sources for farmers and I look forward to continuing to work with the Yield10 team and contributing to the Company’s technical and commercial success.”

Since 2017, Dr. Brown has served as the managing director of The Yield Lab, a global agrifood tech accelerator based in St. Louis. She previously served in several leadership positions involving the development and global commercialization of new biotechnology traits for canola, soybean and corn at Monsanto Company for 28 years. She served as Vice President, Science Strategy at Monsanto from 2014 to 2017 and as a member of the Monsanto Leadership Council. Prior to that, she was Vice President, Global Commercial Technology/Product Development from 2008 to 2014 where she was responsible for evaluating and launching the seed and trait pipeline, including eight new biotech traits. In addition, she was Vice President, Technology, Global Corn Business (1999-2004) and Vice President, Technology, Oilseeds Business team (1998-1999). Dr. Brown earned a Ph.D. at Indiana University, Bloomington, IN with a major in Genetics/Molecular, Cellular and Developmental Biology. She earned a B.S. at Hope College, Holland, MI with a double major in Biology and Chemistry.

The Company also announced today that Peter Kellogg has stepped down from the Board of Directors, effective February 11, 2020. Further, the Company announced that Board member Anthony Sinskey, Ph.D. has been appointed to serve as a member of the Audit Committee of the Board, effective February 11, 2020.

Dr. Peoples commented, “On behalf of the Board and management team, we thank Peter for his support, leadership, valuable insights and many contributions over the past thirteen years and wish him every success in the future.”

Mr. Kellogg recently retired as executive vice president and chief corporate strategy officer of Celgene Corporation in conjunction with the acquisition of the company by Bristol-Myers Squibb in 2019.

About Yield10 Bioscience

Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield to enhance global food security and develop specialty crop products. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. The “Trait Factory” has two components: the “GRAIN” computational modeling platform, which is used to identify specific gene changes designed to improve crop performance, and the deployment of those changes into crops using genome-editing or traditional agricultural biotechnology approaches. The purpose of the “Trait Factory” is to engineer precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com.

(YTEN-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, expectations regarding the progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations:
Bret Shapiro, 561-479-8566, brets@coreir.com
Managing Director, CORE IR

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Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR